Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Tesoro Logistics LP for the registration of $350,000,000 of 5.875% Senior Notes due 2020 and $550,000,000 of 6.125% Senior Notes due 2021 and to the incorporation by reference therein of our report dated July 3, 2013, with respect to the Statement of Assets Acquired and Liabilities Assumed of the Northwest Products System as of June 19, 2013, included in Tesoro Logistics LP’s Current Report (Form 8-K/A) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas

August 7, 2013